PROMISSORY NOTE

$3,200,000                                                      March 26, 1999

         FOR VALUE RECEIVED, Yoshikazu Masayoshi, Sadao Masayoshi, Sachie Masayoshi and Kazuaki Masayoshi (jointly and severally, the "Maker") promise to pay to the order of Aura Systems, Inc. (the "Initial Payee") Three Million Two Hundred Thousand Dollars ($3,200,000.00) at 2335 Alaska Avenue, E1 Segundo, California 90245 or such other address as the Initial Payee or any subsequent holder of this Note (the holder from time to time being the "Payee") may designate from time to time, together with interest in accordance with this Note.

         1. Payment. Principal and interest shall be payable in twelve (12) equal monthly installments of $290,000.00 commencing May 15, 1999 and continuing on the first business day of each month thereafter.

         2. Prepayment. The Maker may prepay this Note in whole at any time by paying the full amount of all installments remaining unpaid (that is (i) $290,000.00 multiplied by (ii)(x) twelve (12) minus (y) the number of installments previously paid), and may not otherwise prepay this Note.

         3.       Default.

                  3.1 Acceleration. If any "Default" (as defined in section 3.2) shall occur, including the expiration of any grace period provided for in section 3.2, then, without further demand or notice, the entire unpaid balance of principle and interest pursuant to this Note shall become immediately due and payable, and the Payee shall have all the rights and remedies available to it under applicable law.

                  3.2 Definition. Thc occurrence of any of the following events shall constitute a "Default" pursuant to this Note:

                           3.2.1 Thc Maker shall fail to pay any installment due
under this Note within three
(3) business days of its due date or any check given in payment of an installment shall be returned as uncollected; or

                           3.2.2    Any Maker shall make an  assignment  for the
 benefit of his creditors or admit in writing his inability to pay his debts as they become due; or

               3.2.3 Any Maker shall be adjudicated a bankrupt, or a custodian, trustee or receiver shall be appointed for his or of all or a substantial part of his property, and such adjudication or appointment shall not be discharged, vacated or stayed on appeal within thirty
          (30) days; or any court shall take jurisdiction of all or a substantial part of the property of any Maker in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of such Maker, and such proceeding shall not be discharged or such jurisdiction relinquished or vacated or stayed on appeal within thirty
          (30) days; or any Maker shall file a petition, or an answer consenting to or acquiescing in a petition against him, in bankruptcy or under the Federal Bankruptcy Code or any similar law, state, federal or foreign, whether now or hereafter existing or any such petition filed against such Maker shall be approved or not vacated or stayed within thirty (30) days.

               3.2.4 A Default (as defined therein) by the Maker pursuant to that certain Promissory Note in the original principal amount of $1,000,000 of even date herewith payable to the order of the Initial Payee.

                  3.3 Post-Default Interest. In view of the acceleration of principal and interest following a Default, the Maker shall not be liable for any additional accrual of post-Default interest from the date of such Default through May 15, 2000, the date through which interest on this Note is computed. If a Default shall occur and full payment has not been made by May 15, 2000, then, from and after such date, the entire unpaid balance of principal and interest then due and payable pursuant to this Note shall accrue interest at a rate of 16% per annum, compounded monthly. Notwithstanding the prior sentences of this section 3.3 or any other provision of this Note, in no event shall interest be due or payable or accrued on this Note in excess of the maximum rate of interest permitted under applicable law, In the event that it should be determined that the Maker has paid excess interest, such excess shall instead be treated as a prepayment of principal.

                  3.4 Costs. The Maker hereby further promises to pay all costs and expenses incurred in connection with the collection and administration of this Note, including, without limitation, reasonable attorneys fees and court costs and special bank charges.

         4. Collateral. As security for this Note, the Maker has granted the Payee a security interest in two hundred eighty (280) shares of the common stock of MYS K.K., as well as certain other instruments or agreements, pursuant to that certain Escrow Agreement among the Maker, the Initial Payee and Wolf Haldenstein Adler Freeman & HERZ LLP executed simultaneously with this Note, the terms of which Escrow Agreement are incorporated herein by this reference,

         5. Set-Offs. The Maker may not assert any deduction for any claim, set-off. disability, counterclaim or recoupment of any kind whatsoever against this Note, but must assert the same in a separate action. The Payee may, at its option, withhold any payment which it owes at any time to the Maker and apply such payment against this Note as a prepayment hereof.

         6. Waiver. The Maker hereby expressly waives presentment, demand, protest, notice of protest, notice of dishonor and any and all other notices or demands of whatever character to which the Maker might otherwise be entitled. Each Maker further consents to any extension granted by any holder as well as the release of any collateral or any co-Maker and waives notice thereof.

         7.       Governing Law/Consent to Jurisdiction.

                  7.1 Governing Law. This Note has been made and entered into in the State of California and shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of California, without regard to principles of conflicts of laws.

                  7.2 Consent to Jurisdiction. Each Maker irrevocably consents to the jurisdiction of the courts of the State of California (and the Federal courts having jurisdiction in the State of California) for purposes of any judicial proceeding which may be instituted in connection with any matter arising under or relating to this Note.

         8. Notices. Any notice required or permitted under this Note must be in writing and shall be considered given when delivered personally or sent by telecopier or two (2) days after it is sent by nationally recognized courier (Federal Express, DHL etc.) to the party for which intended, in each event at the following addresses or telecopy numbers (or at such address or numbers as either party may specify by notice to the other hereunder):

         To the Maker:

         c/o Sadao Masayoshi
         990 West 190th, Suite 210
         Torrance, California 90502

         Telecopier No.: (310) 527-7148

         To the Payee:

         At the address established for payment.

         IN WITNESS WHEREOF, the Maker has duly executed this Note on the date and year first above written.


                                            Yoshikazu Masayoshi

                                            Sadao Masayoshi


                                            Sachie Masayoshi


                                            Kazuaki Masayoshi



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